Exhibit 99.1

NEWS RELEASE

Contact: Alliance Data Tiffany Louder – Investor Relations Alliance Data 214.494.3048 tiffany.louder@alliancedata.com Shelley Whiddon – Media 214.494.3811 Shelley.whiddon@alliancedata.com	Epsilon Jessica Nable – Media 203.210.3125 jnable@epsilon.com

SEPHORA ENLISTS EPSILON FOR PERMISSION-BASED EMAIL
MARKETING SERVICES

Epsilon to Help Drive Consumer Engagement and Sales across Full Portfolio of
Programs

Dallas, TX, September 16, 2014 – Epsilon, an Alliance Data (NYSE: ADS) company, has signed a multi-year agreement with Sephora, the leading specialty cosmetics retailer. Epsilon will provide targeted email marketing services focused on driving sales and creating a more personalized experience for customers across Sephora's omnichannel marketing platforms.

Under the terms of the multi-year agreement, Epsilon will provide a full suite of permission-based email marketing services including account and campaign management, strategy and email delivery.

"Sephora is a highly innovative multi-channel retailer linking e-commerce and its stores to the digital ecosystem (social, web, email, mobile). Our companies are closely aligned in many ways including our shared focus on understanding consumer behavior and leveraging data to drive results," said Bryan Kennedy, chief executive officer of Epsilon. "I am confident that Epsilon can deliver tremendous value with our leading digital capabilities, such as through our Agility HarmonyTM platform, and extensive expertise in the retail sector."

About Epsilon
Epsilon is the global leader in creating customer connections that build brand and business equity. A new breed of agency for a consumer-empowered world, our unique approach harnesses the power of rich data, world-leading technologies, engaging creativity and transformative ideas to ignite connections between brands and customers, delivering dramatic results. Recognized by Ad Age as the #1 U.S. Agency from All Disciplines, #1 World CRM/Direct Marketing Network and #3 U.S. Digital Agency Network, we employ over 5000 associates in 60 offices worldwide. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com, follow us on Twitter @EpsilonMktg or call 1.800.309.0505.

About Sephora, Inc.
Bold, Boundless, addictive – SEPHORA. A revolutionary beauty retailer, Sephora has been changing the face of prestige cosmetics since its industry-shaking debut in 1970s Paris. Sephora was acquired by leading luxury group LVMH Moët Hennessy Louis Vuitton in 1997 and launched its innovative concept stateside in 1998, where its dynamic, open-sell atmosphere evolved by merging the freedom of experimentation and product discovery with the expertise of personal consultants. Today, stores are home to a curated assortment of 200 world-class brands – including classics, cult favorites, emerging collections and Sephora's own private label, SEPHORA COLLECTION – and feature more than 14,000 unique products across makeup, skincare, perfume, haircare, body, professional tools, and more. Powered by Sephora University, Sephora is the beauty education hub, offering customized consultations at the Beauty Studio, a variety of complimentary classes and one-on-one service from Personal Beauty Advisors, along with exclusive retail technology including SKINCARE IQ, COLOR IQ and Scentsa, resulting in the most expansive educational services in beauty retail. With over 1,780 locations in 29 countries – including 343 in North America and over 430 Sephora inside jcpenney locations – Sephora is an international force in beauty. Adding to its global retail network, Sephora's award-winning website, Sephora.com, and its every-growing presence on Twitter, Facebook and Pinterest, make it the world's premier digital beauty destination. Sephora's vibrant, interactive online community, Beauty Talk, amplifies the in-store experience by offering clients exclusive access to personalized beauty advice from Sephora's PRO Artistry Team and provides a platform for open dialogue with beauty aficionados from around the world. For the latest in beauty, please visit Sephora.com

About Alliance Data
Alliance Data® (NYSE: ADS) and its combined businesses is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 company headquartered in Dallas, Alliance Data and its three businesses employ approximately 12,000 associates at more than 80 locations worldwide. Alliance Data was named to FORTUNE magazine's 2014 list of World's Most Admired Companies.

Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program. For more information about the company, visit our website, www.alliancedata.com, or follow us on Twitter via @AllianceData.

Alliance Data's Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "continue, " "could," "estimate," "expect," "intend, " "may, " "predict," "project," "would," and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

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